Exhibit 10.13
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AGREEMENT, made and entered into as of the 15th day of January, 2007 by and between Intellect Neurosciences, Inc., a Delaware corporation with principal offices at 7 West 18th street, New York, NY 10011 (together with its successors and assigns, “INTELLECT”), and Elliot Maza (the “EXECUTIVE”).
W I T N E S S E T H:
WHEREAS, INTELLECT desires to continue to employ Executive pursuant to an agreement embodying the terms of such employment (this “AGREEMENT”) and Executive desires to enter into this Agreement and to continue in such employment, subject to the terms and provisions of this Agreement, which amends and restates the Employment Agreement entered into as of May 16, 2006 by and between INTELLECT and Executive (the “PRIOR AGREEMENT”);
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, INTELLECT and Executive (individually a “PARTY” and together the “PARTIES”) agree as follows:
1. DEFINITIONS.
(a)	“ACTUAL ANNUAL INCENTIVE” means the highest of the actual annual incentives paid to Executive for the three fiscal years ended immediately prior to the fiscal year in which the Termination Date occurs.

(b)	“BASE SALARY” shall have the meaning set forth in Section 4.

(c)	“BOARD” shall have the meaning set forth in Section 3(a).

(d)	“CAUSE” shall have the meaning set forth in Section 10(b).

(e)	“CHANGE IN CONTROL” shall have the meaning set forth in Section 10(c).

(f)	“CODE” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(g)	“COMMITTEE” shall have the meaning set forth in Section 4.

(h)	“CONFIDENTIAL INFORMATION” shall have the meaning set forth in Section 11(c).

(i)	“EFFECTIVE DATE” shall have the meaning set forth in Section 2(a).

(j)	“MONTHLY CONTINUATION PAYMENTS” shall have the meaning set forth in Section 10(c).

(k)	“ORIGINAL TERM” shall have the meaning set forth in Section 2(a).

(l)	“RENEWAL TERM” shall have the meaning set forth in Section 2(a).

(m)	“SECTION 409A” shall have the meaning set forth in Section 10(c).

(n)	“SEVERANCE PERIOD” shall have the meaning set forth in Section 10(c)(ii) below, except as provided otherwise in Section 10(e).

(o)	“SUBSIDIARY” shall have the meaning set forth in Section 11(d).

(p)	“TERM” shall have the meaning set forth in Section 2(a).

(q)	“TERMINATION BY EXECUTIVE FOR GOOD REASON” shall have the meaning set forth in Section 10(c).

(r)	“TERMINATION WITHOUT CAUSE” shall have the meaning set forth in Section 10(c).
2. TERM OF EMPLOYMENT. The term of Executive’s employment under this Agreement shall commence on the date of this Agreement (the “EFFECTIVE DATE”) and end on January 14, 2012 (the “ORIGINAL TERM”), unless terminated earlier in accordance herewith or extended in accordance with this section. The Original Term shall be automatically renewed for additional one-year terms (each, a “RENEWAL TERM”), unless at least 180 days prior to the expiration of the Original Term or the Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term. “TERM” shall mean the Original Term and, unless the agreement is terminated prior to its commencement, the Renewal Term. If a Change in Control shall have occurred during the Term, notwithstanding any other provision of this section, the Term shall not expire earlier than two years after such Change in Control.
3. POSITION, DUTIES AND RESPONSIBILITIES.
     (a) GENERALLY. Executive shall serve as Executive Vice President and Chief Financial Officer (“CFO”) of INTELLECT, subject to the limitations set forth in the final paragraph of the definition of Termination by Executive for Good Reason contained in Section 10(c). In any and all such capacities, Executive shall report solely to the Chief Executive Officer (“CEO”). Executive shall have and perform such duties, responsibilities, and authorities as are customary for the CFO of corporations of similar size and businesses as INTELLECT as they may exist from time to time and as are consistent with such positions and status, provided that during the Term, Executive’s position including status, offices, titles and reporting requirements, authority, duties and responsibilities shall be at least commensurate in all respects with the most significant of those held, exercised and assigned immediately preceding the Effective Date. Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the positions of Executive Vice President and CFO of INTELLECT.
     (b) OTHER ACTIVITIES. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations, trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs delivering lectures, fulfilling speaking engagements or teaching at educational institutions, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities or the conduct of activities similar in nature and scope thereto subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to INTELLECT.
     (c) PLACE OF EMPLOYMENT. Executive’s principal place of employment shall be at INTELLECT’s corporate offices, as at the Effective Date or any location less than 30 miles therefrom.
     (d) ANNUAL OBJECTIVES. Executive acknowledges that the Board, in consultation with Executive, will establish annual objectives for Executive. Executive agrees to use his best efforts to substantially achieve these annual objectives, provided, however, that the failure to achieve these annual objectives shall not, by itself, constitute a breach of this Agreement and shall not, by itself, give rise to a termination for Cause.
4. BASE SALARY. Executive shall be paid an annualized salary (“BASE SALARY”), payable in accordance with INTELLECT’s regular payroll practices as at the Effective Date, of not less than $300,000, subject to review on an annual basis at the discretion of the Board’s Compensation Committee (the “COMMITTEE”), provided, that in no event may Base Salary be decreased.
5. ANNUAL INCENTIVE AWARDS. The Board shall, within one hundred eighty (180) days of the Effective Date, establish an annual incentive compensation plan for INTELLECT in such form as shall be agreed between the Board and Executive. Executive shall be eligible to participate in such plan.
6. LONG-TERM INCENTIVE PROGRAMS.
     (a) Executive shall be eligible to participate in INTELLECT’s long-term incentive compensation programs, including stock options, stock grants and other equity awards (if established by the Board at its discretion).
     (b) Upon adoption of the 2006 Equity Incentive Plan (the “Plan”), the Company shall grant to the Executive an option to purchase the number of shares of Intellect’s common stock in an amount sufficient to provide that, when combined with Executive’s existing ownership of Intellect’s common stock on a fully diluted, as converted basis, the Executive holds 5% of Intellect’s issued and outstanding common stock on a fully diluted, as converted basis. The exercise price per share shall be equal to the fair market value of such common stock on the grant date. Such options shall be subject to the terms of the Plan and applicable stock option agreement and shall vest on the Effective Date.
7. EMPLOYEE BENEFIT PROGRAMS.
     (a) GENERAL BENEFITS. During the Term, Executive and/or Executive’s immediate family shall be entitled to participate in such employee pension and welfare benefit plans and programs of INTELLECT as are made available to INTELLECT’s senior-level executives or to its employees generally, as such plans or programs may be in effect from time to time, including without limitation, each of the following: health, medical, dental, long-term disability, travel accident, life insurance plans or nonqualified retirement plans
     (b) VACATION. Executive shall be entitled to six weeks of vacation for each year he is employed with INTELLECT and to a reasonable number of other days off for religious and personal reasons. Any unused vacation days for any year shall accrue and be available in succeeding years.
8. INVENTIONS.
     (a) If at any time during the Term, Executive shall invent, discover, or devise, either by himself or jointly with any other person, any invention, design, idea or any other form of intangible property (together “INVENTION”) which relates to, or is connected or capable of being utilized, directly or indirectly, in connection with any trade or business being conducted at the time by INTELLECT or any Subsidiary or affiliate, the Invention shall, to the extent of Executive’s entire interest, be the sole property of INTELLECT, and INTELLECT shall have the exclusive right to use, adapt or patent (or not to do so) the same, as determined by INTELLECT in its sole and absolute discretion. Executive shall immediately communicate to INTELLECT the full details of any such Invention and if INTELLECT applies for a patent in respect of such Invention, it shall make the patent application in the joint names of INTELLECT and Executive and Executive shall concur in applying for such Invention patent, and, at INTELLECT’s sole expense, shall prepare all necessary specifications and drawings and give every assistance in Executive’s power to procure the patent grant. Executive’s interest in any such patent when granted shall be unconditionally and irrevocably assigned to INTELLECT.
     (b) Executive shall, both during and after the Term, at INTELLECT’s request and sole expense, do all reasonable acts and things and shall execute all documents that INTELLECT may consider necessary or desirable to make such Invention available to INTELLECT and to perfect and defend INTELLECT’s title to the Invention, including, but not limited to Executive irrevocably appointing INTELLECT as his attorney and agent and in his name and/or on his behalf for signing, executing or otherwise completing any deed or document and to do all acts and things that INTELLECT may reasonably consider necessary or expedient for purposes of this Section 8.
9. REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES.
     (a) GENERALLY. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and INTELLECT shall promptly reimburse him for all business expenses incurred in connection therewith, subject to documentation in accordance with INTELLECT’s applicable policies
     (b) LIFE INSURANCE. During the Term, INTELLECT shall pay on Executive’s behalf, or reimburse Executive for, $10,000 per annum towards the purchase of individual life insurance coverage.

     (c) AUTOMOBILE. During the Term, INTELLECT shall pay or reimburse Executive, at his option, for the expenses of Executive’s automobile up to a maximum of $1,000 a month.
10. TERMINATION OF EMPLOYMENT.
     (a) TERMINATION DUE TO EXECUTIVE’S DEATH OR DISABILITY. In the event Executive’s employment with INTELLECT is terminated due to his death or Disability, Executive, his estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:
          (i) Earned and unpaid Base Salary through the date of death or date of termination of Executive’s employment by INTELLECT (“TERMINATION DATE”) for Disability, payable in a cash lump sum no later than 15 days following the Termination Date;
          (ii) pro rata annual incentive award (if any) for the year in which Executive’s death or termination for Disability occurs, as determined by the Committee in good faith at the conclusion of the fiscal year in which Executive dies or is terminated for Disability (provided that such award is not less than the highest such award payable to Executive during the three years immediately preceding the Termination Date), payable in a cash lump sum no later than 15 days after such determination;
          (iii) the balance of any incentive awards (if any) earned as of December 31 of the prior year (but not yet paid), payable in a cash lump sum no later than 15 days following the Termination Date; and
          (iv) all accrued and unpaid vacation time and all other additional benefits then due or earned in accordance with applicable plans and programs of INTELLECT.
          (v) to the extent not therefore paid or provided, INTELLECT shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided for which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of INTELLECT and its affiliated companies (Such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
For purposes of this Section 10(a), the term “DISABILITY” means any illness or incapacity which prohibits Executive from rendering services of the character as contemplated hereunder (i) for a period of 120 consecutive days or 150 days out of 12 consecutive months.
(b) TERMINATION BY INTELLECT FOR CAUSE.
          (i) “CAUSE” shall mean:
          A. the willful and continued failure of Executive to perform substantially Executive’s duties with INTELLECT or any of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed Executive’s duties, or
          B. the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to INTELLECT.
          C. the conviction for any criminal offense with a custodial sentence, other than road traffic offenses.
For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the INTELLECT or any of its affiliated companies. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the INTELLECT shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of INTELLECT so far as the decision to act or the failure to act is taken in reasonable reliance upon such a Board resolution or such advice. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (A) or (B) above, and specifying the particulars thereof in detail.
          (ii) In the event INTELLECT terminates Executive’s employment for Cause, he shall be entitled to and his sole remedies under this Agreement shall be earned and unpaid Base Salary through the Termination Date, payable in a cash lump sum no later than 15 days following the Termination Date; and all accrued and unpaid vacation time and all Other Benefits.
     (c) TERMINATION WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON PRIOR TO CHANGE IN CONTROL. In the event Executive’s employment with INTELLECT is terminated without Cause (which termination shall be effective as of the date specified by INTELLECT in a written notice to Executive), other than due to Executive’s death or Disability, or in the event Executive terminates his employment for Good Reason (as defined below), in either case prior to a Change in Control (as defined below) Executive shall be entitled to and his sole remedies under this Agreement shall be:
          (i) earned and unpaid Base Salary through the Termination Date, payable in a cash lump sum no later than 15 days following such date;
          (ii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), payable in a cash lump sum no later than 15 days following the Termination Date;

          (iii) the sum of Executive’s (A) Base Salary, at the annualized rate in effect on the Termination Date (or, in the event a reduction in Base Salary is a basis for a Termination by Executive for Good Reason, then the Base Salary in effect immediately prior to such reduction), and (B) Executive’s Actual Annual Incentive (if any), such sum divided by 12 (“MONTHLY CONTINUATION PAYMENTS”) and which Monthly Continuation Payments are to be paid to Executive for a period of 18 months (the “SEVERANCE PERIOD”);
          (iv) any outstanding stock options or shares of Restricted Stock which are unvested shall vest and Executive shall have the right to exercise any vested stock options during the Severance Period or for the remainder of the exercise period;
          (v) continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of:
                  A. the end of the Severance Period; or
                  B. the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (viii) of this Section 10(c), he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (viii) of this Section 10(c), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit himself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; and (vi) other or additional benefits then due or earned in accordance with applicable plans and programs of INTELLECT. Notwithstanding the foregoing, the Monthly Continuation Payments shall be subject to delay to the extent necessary for the avoidance of adverse tax consequences to Executive under Section 409A of the Code (“SECTION 409A”); provided, however, that if the Monthly Continuation Payments commence more than 30 days following the Termination Date, the first such payment shall equal the sum of all Monthly Continuation Payments that would have been made from the Termination Date to the date of such first payment were it not for the restriction contained in this sentence.
          (vi) all accrued and unpaid vacation pay and all Other Benefits
     “TERMINATION WITHOUT CAUSE” shall mean INTELLECT terminates Executive’s employment for any reason other than Cause (as defined in Section 10(b)) or due to Executive’s death or Disability.
     (d) “TERMINATION BY EXECUTIVE FOR GOOD REASON” shall mean Executive’s termination of his employment as provided in this Section 10(c) following the occurrence, without Executive’s written consent, of one or more of the following events (except as a result of a prior termination):

                  A. a material diminution or change, adverse to Executive, in Executive’s positions, titles, or offices as set forth in Section 3(a), status, rank, nature of duties or responsibilities, or authority within INTELLECT, or a removal of Executive from or any failure to elect or re-elect or, as the case may be, nominate Executive to any such positions or offices, including as a member of the Board after delivery of written notice to the Board by Executive of such breach and Company has not cured within and 10 business days of such notice;
                  B. an assignment of any duties to Executive which are inconsistent with his status as Chairman or CEO of INTELLECT and other positions held under Section 3(a) or any adverse change in Executive’s reporting relationships that is not cured within 10 business days of INTELLECT’s receipt of written notice from Executive;
                  C. any decrease in Executive’s annual Base Salary (or any failure to review Executive’s Base Salary on an annual basis as provided for in Section 4) or annual incentive opportunity (if any) that is not cured within 10 business days of INTELLECT’s receipt of written notice from Executive of such breach;
                  D. any other failure by INTELLECT to perform any material obligation under, or breach by INTELLECT of any material provision of, this Agreement that is not cured within 10 business days of INTELLECT’s receipt of written notice from Executive of such breach;
                  E. a relocation of Executive’s employment to a location outside a 30-mile radius of INTELLECT’s corporate offices in New York, New York; or
                  F. any failure to secure the agreement of any successor corporation or other entity to INTELLECT to fully assume INTELLECT’s obligations under this Agreement.
     A “CHANGE IN CONTROL” shall be deemed to have occurred if:
          (i) any Person (other than INTELLECT, any trustee or other fiduciary holding securities under any employee benefit plan or related Trust sponsored by INTELLECT, or any company owned, directly or indirectly, by INTELLECT’s stockholders immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of INTELLECT’s common stock) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of INTELLECT or any Significant Subsidiary (as defined below), representing 30% or more of the combined voting power of INTELLECT’s or such subsidiary’s then outstanding securities;
          (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with INTELLECT to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by INTELLECT’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;
          (iii) the consummation of a merger or consolidation of INTELLECT or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of INTELLECT (a “SIGNIFICANT SUBSIDIARY”) with any other entity, other than a merger or consolidation which would result in the voting securities of INTELLECT or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 70% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or
          (iv) the stockholders of INTELLECT approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of INTELLECT (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of INTELLECT in substantially the same proportions as their ownership of the common stock of INTELLECT immediately prior to such sale or disposition.
     For purposes of this definition of Change in Control:
                  A. The term “BENEFICIAL OWNER” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).
                  B. The term “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
                  C. The term “PERSON” shall have the meaning ascribed to such term in Section 13(d)-5 of the Exchange Act.
     (e) VOLUNTARY TERMINATION; TERMINATION FOLLOWING ELECTION BY INTELLECT TO TERMINATE THE AGREEMENT AT THE END OF THE TERM. In the event of a termination of employment by Executive on his own initiative after delivery of 10 business days advance written notice (other than a termination due to death or Disability, or by Executive for Good Reason), or a termination of Executive’s employment as a result of INTELLECT’s election to terminate this Agreement at the end of the Term as provided in Section 2, Executive shall have the same entitlements as provided in Section 10(b)(iii) above for a termination for Cause.
     (f) TERMINATION WITHOUT CAUSE FOLLOWING A CHANGE IN CONTROL; TERMINATION BY EXECUTIVE FOR GOOD REASON FOLLOWING A

CHANGE IN CONTROL. In the event Executive’s employment with INTELLECT is terminated by INTELLECT without Cause (which termination shall be effective as of the date specified by INTELLECT in a written notice to Executive), other than due to Executive’s death or Disability, or by Executive for Good Reason, in either case within two (2) years following a Change in Control, Executive shall be entitled to and his sole remedies under this Agreement shall be:
          (i) earned and unpaid Base Salary through the Termination Date payable in a cash lump sum no later than 15 days following such date;
          (ii) an amount equal to 2 times the sum of (A) Executive’s Base Salary, at the annualized rate in effect on the Termination Date (or, in the event a reduction in Base Salary is a basis for a Termination by Executive for Good Reason, then the Base Salary in effect immediately prior to such reduction), and (B) Executive’s Actual Annual Incentive (if any);
          (iii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), payable in a lump sum no later than 15 days following the Termination Date;
          (iv) immediate vesting of all outstanding stock options and Restricted Stock and the right to exercise such stock options during the Severance Period or for the remainder of the exercise period; and
          (v) continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of termination of his employment until the earlier of:
                  A. the end of the Severance Period; or
                  B. the date, or dates, Executive receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (ix) of this Section 10(e), he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (ix) of this Section 10(e), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit himself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; and (x)other or additional benefits then due or earned in accordance with applicable plans and programs of INTELLECT.
     For purposes of any termination pursuant to this Section 10(e), the term “SEVERANCE PERIOD” shall mean the period of 24 months following the Termination Date.
          (vi) all accrued and unpaid vacation pay and all Other Benefits
     (g) NO MITIGATION; NO OFFSET. In the event of any termination of employment, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain or for any other reason.
     (h) NATURE OF PAYMENTS. Any amounts due under this Section 10 are in the nature of severance payments considered to be reasonable by INTELLECT and are not in the nature of a penalty.
     (i) EXCLUSIVITY OF SEVERANCE PAYMENTS. Upon termination of Executive’s employment during the Term, he shall not be entitled to any severance payments or severance benefits from INTELLECT or any payments by INTELLECT on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Section 10.
     (j) RELEASE OF EMPLOYMENT CLAIMS. Executive and INTELLECT agree, as a condition to receipt of the termination payments and benefits provided for in this Section 10, that he will execute a mutual release agreement, in a form reasonably satisfactory to INTELLECT, releasing their claims against one another arising out of Executive’s employment (other than enforcement of this Agreement, Executive’s rights under any of INTELLECT’s incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement, any claim for any tort for personal injury not arising out of or related to his termination of employment and Executive’s right to indemnification under INTELLECT’s by-laws or coverage under any director’s and officer’s insurance policy).
11. CONFIDENTIALITY; COOPERATION WITH REGARD TO LITIGATION; NON-DISPARAGEMENT.
     (a) During the Term and thereafter, Executive shall not, without INTELLECT’s prior written consent, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of INTELLECT or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to INTELLECT to allow INTELLECT the opportunity to object to or otherwise resist such order.
     (b) During the Term and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in any proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to INTELLECT to allow INTELLECT the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

     (c) “CONFIDENTIAL INFORMATION” shall mean all information concerning the business of INTELLECT or any Subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding INTELLECT’s business or industry properly acquired by Executive in the course of his career as an executive in INTELLECT’s industry and independent of Executive’s employment by INTELLECT. For this purpose, information known or available generally within the trade or industry of INTELLECT or any Subsidiary shall be deemed to be known or available to the public.
     (d) “SUBSIDIARY” shall mean any corporation controlled directly or indirectly by INTELLECT.
     (e) Executive agrees to cooperate with INTELLECT, during the Term and thereafter, by making himself reasonably available to testify on behalf of INTELLECT or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist INTELLECT, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to INTELLECT, or any Subsidiary as reasonably requested; provided however, that the same does not materially interfere with his then current professional activities. INTELLECT agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.
     (f) Executive agrees that, during the Term and thereafter he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage INTELLECT or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. INTELLECT agrees that, during the Term and thereafter INTELLECT will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or INTELLECT from making truthful statements or disclosures that are required by applicable law, regulation or legal process.
12. NON-COMPETITION. During the period beginning with the Effective Date and ending 24 months following the Termination Date, Executive shall not engage in Competition with INTELLECT or any Subsidiary. “COMPETITION” shall mean engaging in any activity, except as provided below, for a Competitor of INTELLECT or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A “COMPETITOR” shall mean any corporation or other entity which competes directly or indirectly with any business conducted by INTELLECT relating to Alzhiemer’s disease , as determined on the date of termination of Executive’s employment. If Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by Executive or the entity to which he is providing services at the time Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (y) Executive commences directly or indirectly overseeing or managing the activities of an entity which becomes a Competitor during the Restriction Period.
13. NON-SOLICITATION/ NON-INTERFERENCE. During the period beginning with the Effective Date and ending 24 months following the Termination Date, Executive shall not induce employees of INTELLECT or any Subsidiary to terminate their employment, nor shall Executive solicit or encourage any of INTELLECT’s or any Subsidiary’s non-retail customers, or any corporation or other entity in a joint venture relationship (directly or indirectly) with INTELLECT or any Subsidiary, to terminate or diminish their relationship with INTELLECT or any Subsidiary or to violate any agreement with any of them. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of INTELLECT or any Subsidiary or any person who was employed by INTELLECT or any Subsidiary within 180 days of such hiring.
14. REMEDIES. If Executive breaches any of the provisions contained in Sections 11, 12 or 13 above (which Sections, for purposes of clarity, are subject to Section 23), INTELLECT (a) subject to Section 15, shall have the right to terminate immediately all payments and benefits due under this Agreement and (b) shall have the right to seek injunctive relief. Executive acknowledges that such a breach of Sections 11, 12 or 13 would cause irreparable injury and that money damages would not provide an adequate remedy for INTELLECT; provided however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Section 11, 12 or 13 has occurred.
15. RESOLUTION OF DISPUTES.
     (a) Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 14, shall be resolved by binding arbitration, to be held at an office closest to INTELLECT’s principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, INTELLECT shall continue payment of all amounts and benefits due Executive under this Agreement. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but INTELLECT shall reimburse Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding.
     (b) Notwithstanding the foregoing, following a Change in Control all reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive pursuant to this Section 15 shall be paid on behalf of or reimbursed to Executive promptly by INTELLECT; provided however, that no reimbursement shall be made of such expenses if and to the extent the arbitrator(s) determine(s) that any of Executive’s litigation assertions or defenses were in bad faith or frivolous.

16. INDEMNIFICATION.
     (a) INTELLECT INDEMNITY. INTELLECT agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “PROCEEDING”), by reason of the fact that he is or was a director, officer or employee of INTELLECT or any Subsidiary or is or was serving at the request of INTELLECT or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by INTELLECT to the fullest extent legally permitted or authorized by INTELLECT’s certificate of incorporation or bylaws or resolutions of the Board against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of INTELLECT or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. INTELLECT shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by INTELLECT of a written request for such advance. Subject to the foregoing sentence, in the event that it is inappropriate for INTELLECT and the Executive to be represented by the same legal counsel due to actual or potential differing interests between them, then the Executive shall be permitted to select his own legal counsel and INTELLECT shall reimburse the Executive for attorney’s fees and expenses incurred by the Executive in defending any claim, demand, action, suit or proceeding arising from his employment by INTELLECT. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 16(a) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.
     (b) NO PRESUMPTION REGARDING STANDARD OF CONDUCT. Neither the failure of INTELLECT (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 16(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by INTELLECT (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.
     (c) LIABILITY INSURANCE. INTELLECT hereby represents and warrants to Executive that it maintains as of the Effective Date and shall continue to maintain a directors and officers’ liability insurance policy covering Executive .
17. EFFECT OF AGREEMENT ON OTHER BENEFITS. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude,

prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.
18. ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of INTELLECT under this Agreement may be assigned or transferred by INTELLECT except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of INTELLECT’s assets; provided that, the assignee or transferee is the successor to all or substantially all of INTELLECT’s assets and such assignee or transferee assumes INTELLECT’s liabilities, obligations and duties as contained in this Agreement, either contractually or as a matter of law. INTELLECT further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can to cause such assignee or transferee to expressly assume INTELLECT’s liabilities, obligations and duties hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 25 below.
19. REPRESENTATION. INTELLECT represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.
20. ENTIRE AGREEMENT. This Agreement (and any option or Restricted Stock grant agreements) contains the entire understanding and agreement between the Parties concerning the subject matter contained herein and, as of the Effective Date, with respect thereto supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, (including, without limitation, the Prior Agreement, which is being amended and restated as set forth herein).
21. AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of INTELLECT. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.
Any waiver must be in writing and signed by Executive or an authorized officer of INTELLECT, as the case may be.
22. SEVERABILITY. In the event that any provision or portion of this Agreement, including, without limitation, Section 11, 12 or 13, shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

23. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.
24. BENEFICIARIES/REFERENCES. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving INTELLECT written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
25. GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. Subject to Section 15, INTELLECT and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New York, or (ii) any of the courts of the State of New York. INTELLECT and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. INTELLECT and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.
26. NOTICES. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
If to INTELLECT:
INTELLECT TECHNOLOGIES, INC.
7 West 18th Street
New York, NY 10011
Attention: Chief Executive Officer
with copies to (such copies not constituting notice):
INTELLECT TECHNOLOGIES, INC.
7 West 18th Street
New York, NY 10011
Attention: Chairman of the Governance and Nominating Committee of the Board
Brown Rudnick Berlack Israels LLP
One Financial Center
Boston, MA 02111
Attention: Timothy Maguire, Esq.
If to Executive:

Elliot Maza
114 Chestnut Street
Englewood, NJ 07631
27. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
28. SECTION 409A. The intent of the parties is that this Agreement will be in full compliance with Section 409A, and in the event that any provision of this Agreement is determined to be inconsistent with the requirements of Section 409A as determined in the opinion of INTELLECT’s legal counsel, such provision shall be automatically adjusted (including, without limitation, by delay of payments otherwise due) to the extent necessary to comply therewith in a manner that maintains the original intent of the parties to the maximum extent possible avoids the imposition of an additional tax under Section 409A of the Code.
29. COUNTERPARTS. This Agreement may be executed in two or more counterparts.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

INTELLECT NEUROSCIENCES, INC.

/s/ Daniel Chain

By: Daniel Chain
Title: Chairman and Chief Executive Officer

EXECUTIVE

/s/ Elliot Maza

Elliot Maza